Exhibit 99.1

Earnings Release

Supplemental Data | Fourth Quarter and Full Year 2021

0 FT 6 IN NO DIVING

MAA

www.maac.com

TABLE OF CONTENTS
Overview	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	16
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline/2021 Acquisition Activity/2021 Disposition Activity	S-8
Investments in Unconsolidated Real Estate Entities/Debt and Debt Covenants as of December 31, 2021	S-9
2022 Guidance/Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share for 2022 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

OVERVIEW

MAA REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

GERMANTOWN, TN, February 2, 2022/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter and year ended December 31, 2021.

Fourth quarter 2021 Operating Results	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Earnings per common share - diluted	$1.60	$0.72	$4.61	$2.19

Funds from operations (FFO) per Share - diluted	$2.01	$1.80	$7.20	$6.46

Core FFO per Share - diluted	$1.90	$1.65	$7.01	$6.43

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders and an expanded discussion of the components of FFO and Core FFO can be found later in this release. FFO per Share – diluted and Core FFO per Share –diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “Results for the fourth quarter were ahead of expectations with strong rent growth and high occupancy. The demand for apartment housing across our markets continues to accelerate. We are carrying strong pricing momentum into 2022 and expect leasing conditions in the coming year will remain very favorable. Several new technology initiatives along with significant redevelopment opportunities will further support revenue growth and margin expansion in the coming year. Our new development pipeline is also growing with several new projects scheduled to get underway in 2022. MAA is well positioned for another year of strong performance.”

Fourth quarter 2021 Highlights

•
Property revenues from the Same Store Portfolio increased 9.3% during the fourth quarter of 2021 as compared to the same period in the prior year, ahead of expectations. That increase was primarily driven by a 10.1% growth in Average Effective Rent per Unit for the Same Store Portfolio.
•
Property operating expenses for the Same Store Portfolio increased 4.6% during the fourth quarter of 2021 as compared to the same period in the prior year, in line with expectations.
•
Net Operating Income (NOI) from the Same Store Portfolio increased 12.1% during the fourth quarter of 2021 as compared to the same period in the prior year.
•
Resident turnover remained low as resident move outs within the Same Store Portfolio represented 45.2% of expiring leases on a rolling twelve month basis as of the end of the fourth quarter of 2021 .
•
During the fourth quarter of 2021, MAA closed on the disposition of two Savannah, Georgia multifamily communities and one Charlotte, North Carolina multifamily community for combined gross proceeds of approximately $125 million, resulting in combined gain on the sale of depreciable real estate assets of approximately $86 million.
•
As of the end of the fourth quarter of 2021, MAA had six communities under development, representing 2,021 units once complete, with a total projected cost of $460.5 million and an estimated $186.8 million remaining to be funded.
•
During the fourth quarter of 2021, MAA completed the construction of two development communities, Sand Lake and MAA Robinson, both located in the Orlando, Florida market.
•
As of the end of the fourth quarter of 2021, MAA had three recently completed development communities in lease-up. One community is expected to stabilize in the first quarter of 2022, one in the third quarter of 2022 and one in the first quarter of 2023.
•
MAA completed redevelopment of 1,368 apartment homes during the fourth quarter of 2021, capturing average rental rate increases of approximately 12% above non-renovated units.
•
Standard and Poor’s Rating Services affirmed MAA’s long-term debt rating as BBB+ and revised their outlook from Stable to Positive.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year.

The Same Store Portfolio revenue growth of 9.3% during the fourth quarter of 2021 was primarily a result of a 10.1% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 96.0% for the fourth quarter of 2021, as compared to 95.7% for the same period in the prior year. Same Store Portfolio lease pricing for leases effective during the fourth quarter of 2021, as compared to the prior lease, increased 17.6% for leases to new move-in residents and increased 14.4% for renewing leases, which produced an increase of 16.0% for both new and renewing leases on a blended basis. Strong pricing and occupancy trends for the Same Store Portfolio continued through the month ended January 31, 2022 with average blended lease pricing of 16.3% and Average Physical Occupancy of 95.9%. Property operating expenses for the Same Store Portfolio increased 4.6% for the fourth quarter of 2021 as compared to the same period in the prior year. Growth in insurance expense and building repair and maintenance costs contributed to the increase. These changes resulted in a Same Store NOI increase of 12.1% for the fourth quarter of 2021 as compared to the same period in the prior year.

The Same Store Portfolio revenue growth of 5.5% during the year ended December 31, 2021 was primarily a result of a 5.2% increase in Average Effective Rent per Unit, as compared to the prior year. Average Physical Occupancy for the Same Store Portfolio was 96.1% for the year ended December 31, 2021, as compared to 95.6% for the prior year. Same Store Portfolio lease pricing for leases effective during the year ended December 31, 2021, as compared to the prior lease, increased 11.8% for leases to new move-in residents and increased 9.7% for renewing leases, which produced an increase of 10.7% for both new and renewing leases on a blended basis. Property operating expenses for the Same Store Portfolio increased 4.4% for the year ended December 31, 2021 as compared to the prior year. Growth in insurance expense and building repair and maintenance costs contributed to the increase. These changes resulted in a Same Store NOI increase of 6.2% for the year ended December 31, 2021 as compared to the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity

In November 2021, MAA closed on the disposition of two Savannah, Georgia multifamily communities totaling 382 units and a 282 unit multifamily community in Charlotte, North Carolina. MAA received combined gross proceeds of approximately $125 million and recognized combined gain on the sale of depreciable real estate assets of approximately $86 million. The combined gross proceeds received from the disposition of seven multifamily communities for the year ended December 31, 2021 was approximately $285 million and resulted in combined gain on the sale of depreciable real estate assets of $220.4 million.

During the fourth quarter of 2021, MAA closed on the disposition of two land parcels totaling 14 acres located in the Phoenix, Arizona market and one land parcel totaling 118 acres located in the Gulf Shores, Alabama market for combined gross proceeds of $11.7 million, resulting in gain on sale of non-depreciable real estate assets of $0.6 million.

Development and Lease-up Activity

As of the end of the fourth quarter of 2021, MAA had six development communities under construction. MAA expects to complete construction of three of these development communities in 2022 and three in 2023. Total development costs for the six communities are projected to be $460.5 million, of which an estimated $186.8 million remained to be funded as of the end of the fourth quarter of 2021. The expected average stabilized NOI yield on these communities is 5.9%. During the fourth quarter of 2021, MAA funded $51.8 million of costs for current and future projects, including predevelopment activities related to land parcels located in the Denver, Colorado market and the Tampa, Florida market.

As of the end of the fourth quarter of 2021, MAA had three multifamily communities, representing a total of 978 units, in lease-up: Sand Lake and MAA Robinson, both located in the Orlando, Florida market; and Novel Midtown, located in the Phoenix, Arizona market. Physical occupancy for these lease-up communities averaged 68.0% at the end of the fourth quarter of 2021.

Property Redevelopment and Repositioning Activity

MAA continued its interior redevelopment program at select apartment communities throughout the portfolio. During the fourth quarter of 2021, MAA redeveloped the interior of 1,368 units, bringing the total renovated units during the year ended December 31, 2021 to 6,360 at an average cost of $5,893 per unit, achieving average rental rate increases of approximately 12% above non-renovated units.

MAA continued its Smart Home technology initiative (unit entry locks, mobile control of lights and thermostat and leak monitoring) at select apartment communities. During the year ended December 31, 2021, 23,579 units were installed at an average cost of $1,395 per unit and a projected average rental rate increase of approximately $25 per unit upon lease renewal or unit turnover. As of December 31, 2021, MAA had completed installation of the Smart Home technology in nearly 48,000 units across its apartment community portfolio since the initiative began.

During the fourth quarter of 2021, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8%. During the year ended December 31, 2021, work was completed on eight properties selected for this program in 2020. MAA began construction on similar repositioning projects at eight additional properties during 2021 with work expected to continue in 2022. For the year ended December 31, 2021, MAA spent $9.2 million on this program.

Capital Expenditures

Recurring capital expenditures totaled $19.3 million for the fourth quarter of 2021, or approximately $0.16 per diluted common share and unit (Share), as compared to $21.0 million, or $0.18 per Share, for the same period in the prior year. These expenditures led to Core Adjusted Funds from Operations (Core AFFO) of $1.74 per Share for the fourth quarter of 2021, compared to $1.47 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the fourth quarter of 2021 were $51.8 million, as compared to $65.6 million for the same period in the prior year. These expenditures led to Funds Available for Distribution (FAD) of $154.1 million for the fourth quarter of 2021, compared to $108.9 million for the same period in the prior year.

Recurring capital expenditures totaled $81.1 million for the year ended December 31, 2021, or approximately $0.69 per Share, as compared to $80.4 million, or $0.68 per Share, for the prior year. These expenditures led to Core AFFO of $6.32 per Share for the year ended December 31, 2021, compared to $5.75 per Share for the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the year ended December 31, 2021 were $198.5 million, as compared to $145.1 million for the prior year. The increase was primarily driven by capital spend totaling $41.7 million related to winter storm Uri, the majority of which is expected to be reimbursed through insurance proceeds. These expenditures led to FAD of $551.0 million for the year ended December 31, 2021, compared to $535.8 million for the prior year.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD can be found later in this release.

Financing Activities

As of December 31, 2021, MAA had $1.1 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility. MAALP refers to Mid-America Apartments, L.P., which is MAA’s operating partnership.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the fourth quarter of 2021 were $121.5 million, as compared to $118.6 million for the same period in the prior year.

During the fourth quarter of 2021, Standard and Poor’s Ratings Services affirmed our long-term debt rating as BBB+ and revised our outlook to Positive from Stable.

Balance Sheet

As of December 31, 2021:

•
Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 29.8%;
•
Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.4%;
•
100.0% of total debt was fixed against rising interest rates for an average of approximately 8.7 years; and
•
Unencumbered NOI was 95.2% of total NOI.

112th Consecutive Quarterly Common Dividend Declared

MAA declared its 112th consecutive quarterly common dividend, which was paid on January 31, 2022 to holders of record on January 14, 2022. The current annual dividend rate is $4.35 per common share, an increase of 6.1% from the prior year's annual rate of $4.10.

2022 Earnings and Same Store Portfolio Guidance

MAA is providing initial 2022 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share, along with its expectations for growth of Property revenue, Property operating expense and NOI for the Same Store Portfolio in 2022. MAA expects to update its 2022 Net income per diluted common share, Core FFO per Share and Core AFFO per Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Earnings:	Full Year 2022
Earnings per common share - diluted	$4.87 to $5.23
Midpoint	$5.05
Core FFO per Share - diluted	$7.74 to $8.10
Midpoint	$7.92
Core AFFO per Share - diluted	$6.95 to $7.31
Midpoint	$7.13

MAA Same Store Portfolio:
Property revenue growth	8.0% to 10.0%
Property operating expense growth	5.0% to 6.0%
NOI growth	10.0% to 12.0%

MAA expects Core FFO for the first quarter of 2022 to be in the range of $1.83 to $1.99 per Share, or $1.91 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on February 3, 2022, at 9:00 AM Central Time. The conference call-in number is 877-830-2598. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States. As of December 31, 2021, MAA had ownership interest in 101,607 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding the potential impact of the ongoing COVID-19 pandemic on our business, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;
•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;

•
the effect of the phase-out of the London Interbank Offered Rate (LIBOR) as a variable rate debt benchmark and the transition to a different benchmark interest rate;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather, natural disasters, disease outbreaks and other public health events;
•
impact of climate change on our properties or operations;
•
legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press or social media postings of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Rental and other property revenues	$463,575	$423,661	$1,778,082	$1,677,984

Net income available for MAA common shareholders	$184,719	$82,420	$530,103	$251,274

Total NOI (1)	$296,477	$263,647	$1,106,917	$1,037,513

Earnings per common share: (2)
Basic	$1.60	$0.72	$4.62	$2.20
Diluted	$1.60	$0.72	$4.61	$2.19

Funds from operations per Share - diluted: (2)
FFO (1)	$2.01	$1.80	$7.20	$6.46
Core FFO (1)	$1.90	$1.65	$7.01	$6.43
Core AFFO (1)	$1.74	$1.47	$6.32	$5.75

Dividends declared per common share	$1.0875	$1.0250	$4.1625	$4.0250

Dividends/Core FFO (diluted) payout ratio	57.2%	62.1%	59.4%	62.6%
Dividends/Core AFFO (diluted) payout ratio	62.5%	69.7%	65.9%	70.0%

Consolidated interest expense	$39,108	$40,952	$156,881	$167,562
Mark-to-market debt adjustment	(36)	(83)	(270)	(75)
Debt discount and debt issuance cost amortization	(1,474)	(1,283)	(5,383)	(4,886)
Capitalized interest	1,939	2,129	9,720	6,912
Total interest incurred	$39,537	$41,715	$160,948	$169,513

Amortization of principal on notes payable	$337	$886	$1,516	$5,424

(1)
A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	December 31, 2021	December 31, 2020
Gross Assets (1)	$15,133,343	$14,609,896
Gross Real Estate Assets (1)	$14,865,818	$14,407,418
Total debt	$4,516,690	$4,562,712
Common shares and units outstanding	118,542,994	118,431,384
Share price	$229.44	$126.69
Book equity value	$6,184,092	$6,103,805
Market equity value	$27,198,505	$15,004,072
Net Debt/Adjusted EBITDAre (2)	4.34x	4.81x

(1)
A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre and Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues:
Rental and other property revenues	$463,575	$423,661	$1,778,082	$1,677,984
Expenses:
Operating expenses, excluding real estate taxes and insurance	100,164	95,935	404,288	387,966
Real estate taxes and insurance	66,934	64,079	266,877	252,505
Depreciation and amortization	135,495	129,585	533,433	510,842
Total property operating expenses	302,593	289,599	1,204,598	1,151,313
Property management expenses	15,210	13,236	55,732	52,300
General and administrative expenses	14,121	11,677	52,884	46,858
Interest expense	39,108	40,952	156,881	167,562
Gain on sale of depreciable real estate assets	(85,913)	(16)	(220,428)	(9)
Gain on sale of non-depreciable real estate assets	(609)	(29)	(811)	(1,024)
Other non-operating income	(19,345)	(18,504)	(33,902)	(4,857)
Income before income tax expense	198,410	86,746	563,128	265,841
Income tax expense	(7,790)	(795)	(13,637)	(3,327)
Income from continuing operations before real estate joint venture activity	190,620	85,951	549,491	262,514
Income from real estate joint venture	296	348	1,211	1,501
Net income	190,916	86,299	550,702	264,015
Net income attributable to noncontrolling interests	5,275	2,957	16,911	9,053
Net income available for shareholders	185,641	83,342	533,791	254,962
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Net income available for MAA common shareholders	$184,719	$82,420	$530,103	$251,274

Earnings per common share - basic:
Net income available for common shareholders	$1.60	$0.72	$4.62	$2.20

Earnings per common share - diluted:
Net income available for common shareholders	$1.60	$0.72	$4.61	$2.19

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net Income Shares (1)
Weighted average common shares - basic	115,158	114,220	114,717	114,188
Effect of dilutive securities	458	315	322	312
Weighted average common shares - diluted	115,616	114,535	115,039	114,500
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,433	118,279	118,400	118,248
Weighted average common shares and units - diluted	118,637	118,437	118,519	118,409
Period End Shares And Units
Common shares at December 31,	115,337	114,374	115,337	114,374
Operating Partnership units at December 31,	3,206	4,058	3,206	4,058
Total common shares and units at December 31,	118,543	118,432	118,543	118,432
(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA’s Annual Report on Form 10-K for the year ended December 31, 2021, expected to be filed with the SEC on or about February 17, 2022.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	December 31, 2021	December 31, 2020
Assets
Real estate assets:
Land	$1,977,813	$1,929,181
Buildings and improvements and other	12,454,439	12,065,244
Development and capital improvements in progress	247,970	283,477
	14,680,222	14,277,902
Less: Accumulated depreciation	(3,848,161)	(3,415,105)
	10,832,061	10,862,797
Undeveloped land	24,015	60,993
Investment in real estate joint venture	42,827	43,325
Real estate assets, net	10,898,903	10,967,115

Cash and cash equivalents	54,302	25,198
Restricted cash	76,296	10,417
Other assets	255,681	192,061
Total assets	$11,285,182	$11,194,791

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,151,375	$4,077,373
Secured notes payable	365,315	485,339
Accrued expenses and other liabilities	584,400	528,274
Total liabilities	5,101,090	5,090,986

Redeemable common stock	30,185	15,397

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,151	1,141
Additional paid-in capital	7,230,956	7,176,793
Accumulated distributions in excess of net income	(1,255,807)	(1,294,182)
Accumulated other comprehensive loss	(11,132)	(12,128)
Total MAA shareholders’ equity	5,965,177	5,871,633
Noncontrolling interests - Operating Partnership units	165,116	206,927
Total Company’s shareholders’ equity	6,130,293	6,078,560
Noncontrolling interests - consolidated real estate entities	23,614	9,848
Total equity	6,153,907	6,088,408
Total liabilities and equity	$11,285,182	$11,194,791

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income available for MAA common shareholders	$184,719	$82,420	$530,103	$251,274
Depreciation and amortization of real estate assets	133,634	127,934	526,220	504,364
Gain on sale of depreciable real estate assets	(85,913)	(16)	(220,428)	(9)
Depreciation and amortization of real estate assets of real estate joint venture	153	154	616	612
Net income attributable to noncontrolling interests	5,275	2,957	16,911	9,053
Funds from operations attributable to the Company	237,868	213,449	853,422	765,294
Loss (gain) on embedded derivative in preferred shares (1)	16,052	(17,165)	4,560	(2,562)
Gain on sale of non-depreciable real estate assets	(609)	(29)	(811)	(1,024)
Gain from unconsolidated limited partnerships, net of tax (1)(2)	(26,644)	(672)	(40,875)	(4,757)
Net casualty (gain) loss and other settlement proceeds (3)	(480)	(723)	1,524	484
Loss on debt extinguishment (1)	—	—	13,391	344
Legal costs and settlements, net (1)	(1,451)	(78)	(2,167)	(38)
COVID-19 related costs (1)	390	553	1,301	3,536
Mark-to-market debt adjustment (4)	36	83	270	75
Core funds from operations	225,162	195,418	830,615	761,352
Recurring capital expenditures	(19,297)	(21,008)	(81,106)	(80,420)
Core adjusted funds from operations	205,865	174,410	749,509	680,932
Redevelopment capital expenditures	(15,835)	(41,078)	(85,467)	(76,728)
Revenue enhancing capital expenditures	(13,645)	(15,019)	(43,133)	(39,529)
Commercial capital expenditures	(1,539)	(1,174)	(3,842)	(3,477)
Other capital expenditures (5)	(20,755)	(8,287)	(66,086)	(25,352)
Funds available for distribution	$154,091	$108,852	$550,981	$535,846

Dividends and distributions paid	$121,505	$118,622	$485,898	$473,598

Weighted average common shares - diluted	115,616	114,535	115,039	114,500
FFO weighted average common shares and units - diluted	118,637	118,437	118,519	118,409

Earnings per common share - diluted:
Net income available for common shareholders	$1.60	$0.72	$4.61	$2.19

Funds from operations per Share - diluted	$2.01	$1.80	$7.20	$6.46
Core funds from operations per Share - diluted	$1.90	$1.65	$7.01	$6.43
Core adjusted funds from operations per Share - diluted	$1.74	$1.47	$6.32	$5.75
(1)
Included in Other non-operating income in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended December 31, 2021, $33.7 million and $51.7 million, respectively, of gains from unconsolidated limited partnerships are offset by $7.1 million and $10.8 million, respectively, of income tax expense. For the year ended December 31, 2020, $5.6 million of gains from unconsolidated limited partnerships are offset by $0.8 million of income tax expense.
(3)
During the year ended December 31, 2021, MAA incurred $26.0 million in casualty losses related to winter storm Uri (primarily building repairs, landscaping and asset write-offs). The majority of the casualty losses are expected to be reimbursed through insurance coverage. A receivable has been recognized in Other non-operating income for the amount of the recorded losses that MAA expects to be recovered. Additional costs related to the storm that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are also reflected in this adjustment. The adjustment is primarily included in Other non-operating income in the Consolidated Statements of Operations.
(4)
Included in Interest expense in the Consolidated Statements of Operations.
(5)
During the three and twelve months ended December 31, 2021, MAA spent $11.5 million and $41.7 million, respectively, in reconstruction-related capital expenditures due to winter storm Uri. The majority of the storm costs are expected to be reimbursed through insurance coverage.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Operating Income
Same Store NOI	$285,114	$269,393	$254,338	$1,064,308	$1,001,919
Non-Same Store and Other NOI	11,363	10,344	9,309	42,609	35,594
Total NOI	296,477	279,737	263,647	1,106,917	1,037,513
Depreciation and amortization	(135,495)	(134,611)	(129,585)	(533,433)	(510,842)
Property management expenses	(15,210)	(13,831)	(13,236)	(55,732)	(52,300)
General and administrative expenses	(14,121)	(12,670)	(11,677)	(52,884)	(46,858)
Interest expense	(39,108)	(39,234)	(40,952)	(156,881)	(167,562)
Gain (loss) on sale of depreciable real estate assets	85,913	(313)	16	220,428	9
Gain on sale of non-depreciable real estate assets	609	170	29	811	1,024
Other non-operating income	19,345	10,344	18,504	33,902	4,857
Income tax expense	(7,790)	(2,803)	(795)	(13,637)	(3,327)
Income from real estate joint venture	296	258	348	1,211	1,501
Net income attributable to noncontrolling interests	(5,275)	(2,568)	(2,957)	(16,911)	(9,053)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(3,688)	(3,688)
Net income available for MAA common shareholders	$184,719	$83,557	$82,420	$530,103	$251,274

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$190,916	$86,299	$550,702	$264,015
Depreciation and amortization	135,495	129,585	533,433	510,842
Interest expense	39,108	40,952	156,881	167,562
Income tax expense	7,790	795	13,637	3,327
EBITDA	373,309	257,631	1,254,653	945,746
Gain on sale of depreciable real estate assets	(85,913)	(16)	(220,428)	(9)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	338	339	1,352	1,349
EBITDAre	287,734	257,954	1,035,577	947,086
Loss (gain) on embedded derivative in preferred shares (1)	16,052	(17,165)	4,560	(2,562)
Gain on sale of non-depreciable real estate assets	(609)	(29)	(811)	(1,024)
Gain from unconsolidated limited partnerships, net of tax (1)(2)	(26,644)	(672)	(40,875)	(4,757)
Net casualty (gain) loss and other settlement proceeds (3)	(480)	(723)	1,524	484
Loss on debt extinguishment (1)	—	—	13,391	344
Legal costs and settlements, net (1)	(1,451)	(78)	(2,167)	(38)
COVID-19 related costs (1)	390	553	1,301	3,536
Mark-to-market debt adjustment (4)	36	83	270	75
Adjusted EBITDAre	$275,028	$239,923	$1,012,770	$943,144
(1)
Included in Other non-operating income in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended December 31, 2021, $33.7 million and $51.7 million, respectively, of gains from unconsolidated limited partnerships are offset by $7.1 million and $10.8 million, respectively, of income tax expense. For the twelve months ended December 31, 2020, $5.6 million of gains from unconsolidated limited partnerships are offset by $0.8 million of income tax expense.
(3)
During the twelve months ended December 31, 2021, MAA incurred $26.0 million in casualty losses related to winter storm Uri (primarily building repairs, landscaping and asset write-offs). The majority of the casualty losses are expected to be reimbursed through insurance coverage. A receivable has been recognized in Other non-operating income for the amount of the recorded losses that MAA expects to be recovered. Additional costs related to the storm that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are also reflected in this adjustment. The adjustment is primarily included in Other non-operating income in the Consolidated Statements of Operations.
(4)
Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	December 31, 2021	December 31, 2020
Unsecured notes payable	$4,151,375	$4,077,373
Secured notes payable	365,315	485,339
Total debt	4,516,690	4,562,712
Cash and cash equivalents	(54,302)	(25,198)
1031(b) exchange proceeds included in Restricted cash (1)	(64,452)	—
Net Debt	$4,397,936	$4,537,514
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	December 31, 2021	December 31, 2020
Total assets	$11,285,182	$11,194,791
Accumulated depreciation	3,848,161	3,415,105
Gross Assets	$15,133,343	$14,609,896

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	December 31, 2021	December 31, 2020
Real estate assets, net	$10,898,903	$10,967,115
Accumulated depreciation	3,848,161	3,415,105
Cash and cash equivalents	54,302	25,198
1031(b) exchange proceeds included in Restricted cash (1)	64,452	—
Gross Real Estate Assets	$14,865,818	$14,407,418
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, legal costs and settlements, net, COVID-19 related costs and mark-to-market debt adjustments. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, legal costs and settlements, net, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized after achieving at least 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been identified for disposition, communities that have undergone a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized after achieving at least 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP’s bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com